EXHIBIT 15
Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, Minnesota
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Pentair, Inc. and subsidiaries for the three-month periods ended April 3, 2010 and March 28, 2009, and have issued our report dated April 27, 2010, and for the three- and six-month periods ended July 3, 2010 and June 27, 2009, and have issued our report dated July 29, 2010. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 3, 2010 and July 3, 2010, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Minneapolis, Minnesota
July 29, 2010